Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Blue World Acquisition Corporation (the “Company”) on Form S-1 (Registration No. 333-[ ]) of our report dated September 14, 2021, except for Note 8, as to which the date is December 10, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Blue World Acquisition Corporation as of August 17, 2021 and for the period from July 19, 2021 (inception) through August 17, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

December 10, 2021

www.marcumbp.com